Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
Strategic Income Opportunities Fund (BR-SIP) iShares Core U.S. Aggregate Bond ETF (ISHAGG) iShares Core 10+ Year USD Bond ETF (ISHILTB) iShares iBoxx $ Investment Grade Corporate Bond ETF
(ISHINTOP)
iShares 10+ Year Credit Bond ETF (ISHLCRD)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
08-01-2017

Security Type:
BND/CORP


Issuer
Comcast Corporation (2028)

Selling
Underwriter
Mizuho Securities USA LLC

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Citigroup Global Markets Inc., J.P. Morgan
Securities LLC, Mizuho Securities USA LLC,
Credit Suisse Securities (USA) LLC, RBC
Capital Markets, LLC, SMBC Nikko
Securities America, Inc., Barclays Capital
Inc., BNP Paribas Securities Corp.,
Deutsche Bank Securities Inc., Goldman
Sachs & Co. LLC, Merrill Lynch, Pierce,
Fenner & Smith Incorporated, Morgan
Stanley & Co. LLC, TD Securities (USA)
LLC, Wells Fargo Securities, LLC, Allen &
Company LLC, Commerz Markets LLC, DNB
Markets, Inc., Evercore Group L.L.C., PNC
Capital Markets LLC, U.S. Bancorp
Investments, Inc., ICBC Standard Bank Plc,
SG Americas Securities, LLC, Mischler
Financial Group, Inc., Samuel A. Ramirez &
Company, Inc., Academy Securities, Inc.,
CastleOak Securities, L.P., Drexel
Hamilton, LLC, Loop Capital Markets LLC,
Siebert Cisneros Shank & Co., L.L.C., The
Williams Capital Group, L.P.


Transaction Details

Date of Purchase
08-01-2017


Purchase
Price/Share
(per share / %
of par)
$99.937

Total
Commission,
Spread or
Profit
0.400%


1.	Aggregate Principal Amount Purchased
(a+b)
$ 106,180,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$44,720,000

b. Other BlackRock Clients
$61,460,000

2.	Aggregate Principal Amount of
Offering
$1,650,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.06435

Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dipankar Banerjee
Date:
08-04-2017

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
08-04-2017

Global Syndicate Team Member